CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of J.P. Morgan Exchange-Traded Fund Trust of our report dated April 29, 2026, relating to the financial statements and financial highlights for the funds constituting JPMorgan Trust I listed in Appendix A, which appear in JPMorgan Trust I’s Certified Shareholder Report on Form N-CSR for the year ended February 28, 2026. We also consent to the references to us under the headings “Financial Statements”, “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

June 12, 2026

Appendix A

JPMorgan California Tax Free Bond Fund

JPMorgan New York Tax Free Bond Fund